As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXAR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1741481
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

48720 Kato Road

Fremont, California 94538
(Address, Including Zip Code, of Principal Executive Offices)

Stock Options Assumed Under The

Exar Corporation 2006 Equity Incentive Plan

(Full Title of the Plan)

Louis DiNardo
Chief Executive Officer and President
Exar Corporation

48720 Kato Road

Fremont, California 94538
(510) 668-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Paul S. Scrivano, Esq.
O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value per share, issuable pursuant to the assumption of Integrated Memory Logic Limited stock options under the Exar Corporation 2006 Equity Incentive Plan	1,477,750(1) shares	$7.70(2)	$11,378,675(2)	$1,466

(1)   This Registration Statement covers options assumed by Exar Corporation, a Delaware corporation (the “Company” or the “Registrant”), and converted into options covering shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), pursuant to the Company’s acquisition of Integrated Memory Logic Limited. Such options were assumed under and are governed by the Exar Corporation 2006 Equity Incentive Plan (the “Plan”). This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of the assumed options.

       The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended March 30, 2014, filed with the Commission on June 11, 2014 (Commission File No. 001-36012);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 29, 2014, filed with the Commission on August 8, 2014 (Commission File No. 001-36012);

(c)

The Company’s Current Reports on Form 8-K, filed with the Commission on April 30, 2014, May 30, 2014 (as amended by the Form 8-K/A filed with the Commission on August 6, 2014) and September 17, 2014 (with respect to Item 2.01 only) (each, Commission File No. 001-36012); and

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 12, 1986 (Commission File No. 000-14225), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified person(s) as director and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

The Registrant has entered into agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, subject to certain limitations set forth in such agreements. The indemnification agreements also set forth the certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 19, 2014.

EXAR CORPORATION

By:	/s/ Louis DiNardo
Louis DiNardo
Chief Executive Officer and President

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis DiNardo and Thomas R. Melendrez, or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis DiNardo	Chief Executive Officer, President and Director	September 19, 2014
Louis DiNardo	(Principal Executive Officer)

/s/ Ryan A. Benton	Senior Vice President and Chief Financial Officer	September 19, 2014
Ryan A. Benton	(Principal Financial and Accounting Officer)

/s/ Richard L. Leza	Chairman of the Board	September 19, 2014
Richard L. Leza

/s/ Behrooz Abdi	Director	September 19, 2014
Behrooz Abdi

/s/ Izak Bencuya	Director	September 19, 2014
Izak Bencuya

/s/ Pierre G. Guilbault	Director	September 19, 2014
Pierre G. Guilbault

/s/Brian Hilton	Director	September 19, 2014
Brian Hilton

/s/ Gary Meyers	Director	September 19, 2014
Gary Meyers

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1

Exar Corporation 2006 Equity Incentive Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 17, 2010 (Commission File No. 000-14225) and incorporated herein by reference.)

4.2	Form of Share Option Agreement under the Integrated Memory Logic Limited Amended and Restated 2007 Share Plan.

4.3	Form of Share Option Agreement under the Integrated Memory Logic Limited 2011 Employee Share Option Plan.

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of BDO USA, LLP (consent of independent registered public accounting firm).

23.2	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.3	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

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